Exhibit 99.1

Contacts:
Susan M. Kanaya	Media:
Senior Vice President, Finance and	Susan Kinkead
Chief Financial Officer or	Kinkead Communications
Markus J. Cappel, Ph.D.	susan@kinkeadcomm.com
Chief Business Officer	415-751-3611
650-210-2900
investor@chemocentryx.com
Investor Relations:
Caitlyn Murphy
Burns McClellan
cmurphy@burnsmc.com
212-213-0006

ChemoCentryx Announces Financial Results for the

Quarter Ended September 30, 2013

Conference Call Scheduled Today at 2 pm PT/5 pm ET

MOUNTAIN VIEW, Calif., November 7, 2013 (GLOBE NEWSWIRE) — ChemoCentryx, Inc., (Nasdaq:CCXI), a clinical-stage biopharmaceutical company focused on autoimmune diseases, inflammatory disorders and cancer, announced today its financial results for the third quarter ended September 30, 2013.

“The advantages of having a deep and broad pipeline as well as a productive discovery platform were made clear this quarter as we faced disappointing news from our partner GlaxoSmithKline regarding its SHIELD-1 clinical trial of vercirnon in Crohn’s disease,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer, ChemoCentryx. “Over the next several quarters, we look forward to sharing progress in our pipeline programs, including Phase II clinical data and associated business and development plans for CCX140, our CCR2 inhibitor, in diabetic nephropathy and CCX168, our C5aR inhibitor, in ANCA associated renal vasculitis. We are in strong financial position with substantial cash reserves; this will allow us to reach and indeed extend beyond these upcoming anticipated milestones. We remain committed to meeting unmet patient needs and creating shareholder value.”

Key Milestones Anticipated for 2013/2014

As we evaluate the potential future development and funding strategy for vercirnon, we look ahead to key anticipated events for the remainder of the year and through 2014:

CCX168 - Top-line unblinded data from the first two steps of the Phase II trial with CCX168, an inhibitor targeting the chemoattractant receptor known as C5aR, in anti-

neutrophil cytoplasmic antibody (ANCA)-associated renal vasculitis, as well as an option decision on the program from GSK, are expected in the coming months. CCX168 is the third and final drug candidate subject to option within the GSK partnership.

CCX140 - Topline data from a Phase II 52-week clinical trial in diabetic nephropathy with CCX140, the Company’s lead inhibitor of the chemokine receptor known as CCR2, are expected in the second half of 2014.

CCX872 and CCX507 - Completion of Phase I clinical development of CCX872, a second generation CCR2 inhibitor, and CCX507, a de novo CCR9 inhibitor, in the first half of 2014.

Selected Third Quarter 2013 Financial Results

Revenues for the three months ended September 30, 2013 were $1.5 million, compared to $1.1 million for the same period in 2012.

The increase in revenues from 2012 to 2013 was primarily due to funding of clinical support from GSK for CCX168, a C5aR inhibitor, for the treatment of ANCA-associated renal vasculitis.

Research and development expenses for the three months ended September 30, 2013 were $8.2 million compared to $8.7 million for the same period in 2012.

The decrease in research and development expenses from 2012 to 2013 was primarily due to lower expenses associated with CCX168, as the Phase II study nears completion. Further, expenses associated with developing a second-generation CCR2 inhibitor, CCX872, decreased due to the timing of Phase I related activities. Also, lower expenses associated with drug discovery efforts targeting CXCR7 contributed to the decrease for the period. These decreases were partially offset by higher expenses associated with CCX140, the Company’s lead CCR2 inhibitor, as it further advanced in clinical development for the treatment of diabetic nephropathy, and higher expenses in early stage and next-generation programs.

General and administrative expenses for the quarter were $2.9 million compared to $2.6 million for the comparable period in 2012.

The increase from 2012 to 2013 was primarily due to increased stock based compensation expense for stock option grants in addition to higher professional service fees relating to fulfilling reporting obligations as a public company.

Cash, cash equivalents and investments totaled $157.3 million at September 30, 2013.

Conference Call and Webcast

The Company will host a conference call and webcast today, November 7, 2013 at 2:00 p.m Pacific Time/5:00 p.m. Eastern Time to discuss these results and to answer questions.

To participate by telephone, please dial 877-303-8028 (Domestic) or 760-536-5167 (International). The conference ID number is 95243286.

A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the call.

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. Vercirnon (also known as Traficet-EN or CCX282), is a specific CCR9 inhibitor, for the treatment of inflammatory bowel disease. CCX140, a CCR2 inhibitor, has been shown to be safe and well tolerated while demonstrating clinical activity on glycemic indices in a Phase II clinical trial in type 2 diabetics, and is now in Phase II clinical development for the treatment of diabetic nephropathy. Other clinical programs include CCX168, a C5aR inhibitor in Phase II clinical development for the treatment of anti-neutrophil cytoplasmic antibody (ANCA)-associated renal vasculitis, CCX354 (also known as GSK2941266), a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis, as well as CCX872, a CCR2 inhibitor, and CCX507, an inhibitor of CCR9, both of which are in Phase I clinical testing. ChemoCentryx also has several programs in advanced preclinical development.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations and include the Company’s statements regarding its expectations as to when GSK will make its option decision, the ability of the Company to achieve and extend beyond anticipated milestones using its current cash reserves, and the Company’s statements regarding the achievement of anticipated milestones in 2013 and 2014. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K for the year ended December 31, 2012 which is available from the SEC’s website (www.sec.gov) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

CCXI - G

Source: ChemoCentryx, Inc.

ChemoCentryx, Inc.

Consolidated Statement of Operations Data

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Consolidated Statement of Operations Data:
Revenues:
Collaborative research and development revenue from related party	$1,522	$1,128	$5,335	$3,274

Total revenues:	1,522	1,128	5,335	3,274
Operating expenses:
Research and development	8,193	8,746	26,124	25,349
General and administrative	2,882	2,619	8,655	7,654

Total operating expenses	11,075	11,365	34,779	33,003
Loss from operations	(9,553)	(10,237)	(29,444)	(29,729)
Interest income	134	141	360	411
Interest expense	(14)	(20)	(46)	(776)

Net loss	$(9,433)	$(10,116)	$(29,130)	$(30,094)

Basic and diluted net loss per share	$(0.22)	$(0.28)	$(0.72)	$(0.86)

Shares used to compute basic and diluted net loss per share	42,839	36,180	40,262	35,117

	September 30,	December 31,
	2013	2012
	(in thousands)
Consolidated Balance Sheet Data
Cash, cash equivalents and investments	$157,270	$118,956
Working capital	119,137	93,180
Total assets	159,953	122,323
Non-current equipment financing obligations	62	379
Accumulated deficit	(163,319)	(134,189)
Total stockholders’ equity	153,184	110,346